UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 6, 2026
SenesTech, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37941	20-2079805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13430 North Dysart Road, Suite 105 Surprise, AZ	85379
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (928) 779-4143
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SNES	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 6, 2026 (the “Commencement Date”), the Board of Directors (the “Board”) of SenesTech, Inc. (the “Company”) appointed Michael Edell as the Company’s President and Chief Executive Officer, succeeding Mr. Joel L. Fruendt, the current President and Chief Executive Officer of the Company.
Mr. Edell, age 62, served as Interim Chief Operating Officer of the Company where he oversaw the Company’s day-to-day operations and execution of its commercial strategy from October 2025 to May 1, 2026. Prior to joining the Company, Mr. Edell founded Westlake Serial Company, LLC in January 2018 and currently serves as a member of its board of directors. Westlake Serial Company, LLC was founded to provide private label consumer package goods in the eco-friendly home cleaning space in addition to providing services to support companies in commercializing existing technologies into consumer-facing products. In April 2025, Mr. Edell also founded Rancher’s Pride, LLC, a wagyu beef-based pet treat company, and currently serves as a member on its board of directors. In March 2008, Mr. Edell founded MaddieBrit Products, LLC, a consumer package goods products company in the eco-friendly home cleaning space, and served as a member of its board of directors until the company was sold in March 2025. In June 2021, Mr. Edell founded Waterleaf Paper Company, a dissolvable wrapping paper company, and served as a member of its board of directors until it was sold in March 2024. Mr. Edell earned his bachelor’s degree from California State University.
Mr. Edell has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Edell and any other person pursuant to which he was elected as an officer of the Company.
In connection with Mr. Edell’s appointment, the Company and Mr. Edell entered into an offer letter agreement (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Edell will receive an annual base salary of $360,000 (the “Base Salary”) and will be eligible to receive an annual incentive bonus with a target opportunity equal to sixty percent (60%) of the Base Salary (each such bonus, an “Annual Bonus”). Any Annual Bonus received with respect to 2026 shall be calculated and paid on a pro-rated basis for his service from April 1, 2026.
In addition, under the Employment Agreement, Mr. Edell was granted an option to purchase 5.0% of the outstanding shares of the Company’s common stock (the “Option”). The Option is scheduled to vest over a three-year period commencing on May 1, 2026, with 1/12th of the shares subject to the Option vesting on the last day of each calendar quarter, subject to Mr. Edell’s continuous service through the applicable vesting date. The Option will not be exercisable unless the Company’s stockholders approve an increase in the number of shares reserved for issuance under the SenesTech, Inc. 2018 Equity Incentive Plan.
In the event of Mr. Edell’s termination by the Company without Cause or his resignation for Good Reason (as such terms are defined in the Employment Agreement), Mr. Edell will be eligible to receive (i) severance benefits equal to six months’ continuation of his then-current base salary, plus one additional month for every completed year of service to the Company after the Commencement Date, up to a maximum of 12 months (the “Severance Period”); (ii) reimbursement of healthcare insurance costs during the Severance Period; (iii) full vesting of the Option; and (iv) a pro-rated Annual Bonus for the year of termination based on actual performance.
On May 6, 2026, Mr. Edell was also appointed as a member of the Board, and will serve as a Class III director of the Board with a term expiring at the Company’s 2028 annual meeting of stockholders, or until his successor has been elected and qualified or his earlier death, resignation or removal. Subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the Company’s common stock is listed, if applicable), the Board or the appropriate committee of the Board is required to nominate Mr. Edell for re-election to the Board at each annual meeting at which he is subject to re-election, as long as he serves as the Company’s Chief Executive Officer. Mr. Edell will not serve on our Board’s Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee, and will receive no additional compensation for his service on the Board.
The description of the Employment Agreement set forth above does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
On May 6, 2026, in connection with Mr. Edell’s appointment as the Company’s President and Chief Executive Officer, Jamie Bechtel’s role as the Company’s Interim Executive Chair concluded.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit Number	Exhibits
10.1	Employment Letter Agreement between SenesTech, Inc. and Michael Edell dated May 6, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2026	SENESTECH, INC.

	By:	/s/ Thomas C. Chesterman
Thomas C. Chesterman
Executive Vice President, Chief Financial Officer, Treasurer and Secretary